Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), which expressly includes and references non-competition, non-solicitation and confidentiality provisions, is signed this 1st day of July, 2008 (the “Agreement Date”), by and between Isle of Capri Casinos, Inc., a Delaware corporation and its subsidiary and affiliated companies (hereinafter referred to individually and collectively as the “Company”) and Edmund L. Quatmann, Jr. (“Employee”).  This Agreement supercedes any and all prior understandings and agreements between Employee and the Company.

WHEREAS, the Company desires to employ Employee, and Employee desires to perform services for, and be employed by, the Company.

WHEREAS, as a condition of Employee’s employment, the Company desires to receive from Employee covenants including, but not limited to, the following: (a) to refrain from carrying on or engaging in a business similar to that of the Company; (b) to refrain from soliciting Employees of the Company for employment elsewhere; and (c) to protect and maintain the confidentiality of the Company’s trade secrets and any proprietary information.

WHEREAS, the Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee’s employment at Company, as well as these covenants, and the parties expressly acknowledge that these covenants are a condition of Employee’s employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, the Company and Employee agree as follows:

1.                                       Employment Date.  This Agreement shall be effective upon the Employee’s commencement of providing services for the Company on the date hereof (the “Employment Date”).

2.                                       Employment.

(a)                                  Term.  The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company for an initial period of one (1) year from and after the Employment Date (the “Initial Term”) and for successive one-year periods (the “Renewal Term(s)”), unless either: (i) the Company provides 90 days written notice prior to the expiration of the Initial Term or applicable Renewal Term, or (ii) the Agreement is terminated at an earlier date in accordance with Section 3 or Section 4 of this Agreement (the Initial Term and the Renewal Terms together referred to as the “Term of Employment”).

(b)                                 Service with Company.  From and after the Employment Date during the term of this Agreement, Employee shall serve as the Company’s Senior Vice President, General Counsel and Secretary, reporting directly to the Company’s Chief Executive Officer.  During the Term of Employment, Employee agrees to perform reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time, with such duties and responsibilities as are customarily the duties and responsibilities of a Senior Vice President,

General Counsel and Secretary of companies such as the Company.  Employee also agrees to serve, for any period for which he is elected, as an officer of the Company; provided, however, that Employee shall not be entitled to any additional compensation for serving as an officer of the Company.  Employee’s office will be located at the Company’s corporate headquarters.

(c)                                  Performance of Duties.  Employee agrees to serve the Company faithfully and to the best of his ability and to devote substantially all of his business time, attention and efforts to the business and affairs of the Company during the Term of Employment.  The foregoing shall not preclude Employee from serving on charitable boards and engaging in other civic endeavors, so long as the same do not interfere with the performance of his duties.

(d)                                 Compensation.  From and after the Employment Date and during the remaining Term of Employment, the Company shall pay to Employee as compensation for services to be rendered hereunder an aggregate base salary of $365,000.00 per year payable in equal monthly, or more frequent, payments, subject to increases, if any, as may be determined by the Company (“Annual Base Salary”).  Employee shall also be eligible to receive an annual cash bonus beginning with respect to the Company’s 2009 fiscal year (prorated based on days of employment) based upon the achievement of objective performance targets that have been established by the Compensation Committee of the Board of Directors (the “Committee”), provided that the Employee’s minimum annual bonus for each year shall be equal to at least 60% of the Employee’s Annual Base Salary if the Employee meets the minimum targets set by the Committee.  With respect to fiscal years subsequent to the 2009 fiscal year, Employee shall be involved as a senior management executive in the establishment of objective performance targets.  On the Agreement Date, the Employee shall receive a nonqualified option to purchase 110,000 shares of Company stock, subject to the terms of the Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan and the terms set forth in this Agreement, 20% of which options shall vest on each of the first five (5) anniversaries of the Agreement Date.  The exercise price of such options shall be $4.62 per share, representing the average between the high and low trading prices of the Company’s common stock on the date hereof which is equal to the fair market value of the Company’s common stock on the date of grant.  The Employee shall also be entitled to participate in the Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan and other stock option plans, if any, established by the Company (the “Company’s Stock Option Plans”), to the extent that similarly situated executives of the Company participate in such plans.  In addition to the base salary, any bonuses, and participation in the Company’s Stock Option Plans as set forth above, Employee shall be entitled to participate in any employee benefit plans or programs of the Company as are or may be made generally available to employees of the Company and those made available to officers of the Company (it being understood that Employee shall first be eligible for the grant of additional stock options at the 2009 annual meeting of the Board of Directors).  Employee shall be entitled to three weeks’ vacation per year.  The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s policies for expense verification.

(e)                                  No Violation.  Employee represents and warrants to the Company that the execution and delivery of this Agreement by Employee, and the carrying out of Employee’s duties on behalf of the Company as contemplated hereby, do not violate or conflict with the terms of any other agreements to which the Employee is or was a party.

(f)                                    Relocation Expense Reimbursement.  The Company agrees to directly pay, or reimburse Employee for, all reasonable fees, costs and expenses incurred in connection with his relocation from Illinois to Missouri in a manner consistent with Company policies for senior, executive-level employees of the Company.

(g)                                 Signing Bonus.  The Company shall pay a signing bonus to Employee in the aggregate amount of $100,000.00, payable as follows: one-third to be paid on the Employment Date (or as soon thereafter as practicable); one-third to be paid on the first anniversary of the Employment Date (or as soon thereafter as practicable); and one-third to be paid on the second anniversary of the Employment Date (or as soon thereafter as practicable).  No portion of the signing bonus shall be payable if, on the scheduled date of payment thereof, Employee is not then employed by the Company for any reason.

3.                                       Termination.

(a)                                  The Term of Employment shall terminate prior to its expiration in the event that at any time during such term:

(i)                                     the Company delivers a notice of termination for “cause” to Employee.  For purposes of this Section, “cause” shall mean any dishonesty, disloyalty or breach of corporate policies, in each case that is material to the ability of Employee to continue to function as an effective executive given the strict regulatory standards of the industry in which the Company does business; gross misconduct on the part of Employee in the performance of Employee’s duties hereunder; a violation of Section 5 of this Agreement; or the failure to be licensed as a “key person” or similar role under the laws of any jurisdiction where the Company does business, or the loss of any such license for any reason.  If Employee is terminated for cause (after the Company has given him 10 days’ advance written notice in the case of instances giving rise to the Company’s ability to terminate Employee’s employment for “cause” that are capable of being cured during such time period), there shall be no severance paid to Employee and his benefits shall terminate, except as may be provided by law.

(ii)                                  the Company for any other reason terminates the Term of Employment, without “cause” as defined in this Section (including through non-renewal of the Agreement).  For purposes of this Section, if Employee signs a Mutual and General Release (a “Release”) in reasonable and typical form that is acceptable to the Company that releases the Company from any and all claims that Employee may have (and vice versa) and affirmatively agrees not to violate any of the provisions of Section 5 hereof (which shall not be expanded beyond what is set forth in Section 5), Employee shall be entitled to receive the severance payments and continued benefits described in this paragraph 3(a)(ii); provided, if Employee fails to sign the Release, Employee shall not be entitled to any severance payments or benefits hereunder; and provided further, if any severance payments or benefits are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Employee shall only be entitled to any such severance payments or benefits if the Release has been executed, is effective and the applicable revocation period has expired no later than the date as of which such payment of the severance or benefits are otherwise to commence and if such requirements are not satisfied, Employee shall not be entitled to any such portion of the severance payments or benefits thereafter.  Subject to the foregoing, if the Company terminates the Term of Employment without “cause,” then the Employee shall be entitled to continue to receive his Annual Base Salary (and shall receive any earned but unpaid portion of his bonus) payable in 12 monthly installments beginning on the first day following the six-month anniversary of the Employee’s termination date and, to the extent legally permissible, Employee shall be entitled to continue to participate in the employee benefit programs for a period of 12 months from and after the Employee’s termination date; provided, however, that the salary continuation payments and such continued coverage under Company benefit programs shall end upon the Employee’s earlier employment by a new employer.  Notwithstanding the foregoing, the Board of Directors may authorize that portion of the Annual Base Salary and earned but unpaid bonus payable in accordance with the foregoing provisions of this paragraph 3(a)(ii) that does not exceed an amount equal to two times the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which the Employee’s termination of employment occurs (the “409A Exempt Payment”) to be paid in a single lump sum to the Employee on the first payroll date following the Employee’s termination date; and the remaining Annual Base Salary and bonus (that is, the Annual Base Salary and bonus minus the 409A Exempt Payment paid to the Employee in single lump sum) to be paid to the Employee in 6 equal installments beginning on the six-month anniversary of the Employee’s termination date and ending on the one-year anniversary of the Employee’s termination date, or until new employment begins, whichever occurs first.  In the event of termination without “cause” pursuant to this Section 3(a)(ii), any unvested stock options owned by Employee on the date of termination that would have vested had Employee remained employed under this Agreement for one year following the date of termination, shall vest and become exercisable as of the date of termination.  As used in this Agreement, the term “earned but unpaid bonus” shall refer to the non-discretionary portion of the bonus to which Employee would have been entitled had he remained employed in his position for the remainder of the fiscal year of termination, prorated for the number of days during such year that Employee was employed by the Company.

(iii)          Employee for any reason voluntarily terminates the Term of Employment.  In said event, Employee shall not be entitled to any compensation and his benefits shall terminate, except as may be provided by law, from and after termination.

(iv)          However, if Employee voluntarily terminates the Term of Employment due to Retirement all stock options shall become fully vested and exercisable.  The term “Retirement” shall mean the termination by Employee of his employment by reason of reaching the age of 65 or such later date approved by the Board of Directors.

(v)           Employee dies or becomes “Disabled” (as defined below).  In said event,  Employee, or his estate, shall continue to receive his salary and shall receive any earned but unpaid bonus and, to the extent legally permissible, continue to participate in the employee benefit programs for a period of 12 months from and after such termination or until new employment begins, which ever occurs first. Employee shall also be entitled to a lump sum payment equal to the average of the last 3 years bonus payments inclusive of deferred amounts (or, if Employee has not been employed for three years, the average of the bonus payments, inclusive of deferred amounts, during the Term of Employment).  For purposes of this Agreement, “Disabled” means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in good faith by the Board of Directors of the Company.

(b)                                 Except as provided hereunder, the vesting of stock options shall be governed by the provisions of the Company’s Stock Option Plans.

4.                                       Change In Control of the Company.  If (i) there is a sale, acquisition, merger, or buyout of the Company to an unaffiliated person, or any person that is not an “affiliate” (as such term is defined under the Securities Exchange Act of 1934) of the Company or any of its shareholders on the Agreement Date becomes the legal and beneficial owner of more than 50% of the Company’s common stock  (a “Change in Control”), and (ii) immediately prior to or within 12 months after such Change in Control, the Employee voluntarily terminates employment under Section 3(a)(iii) in circumstances where there has been a significant reduction in the authority, responsibilities, position or compensation of Employee or Employee has been required to move the location of his principal residence a distance of more than 35 miles, and the Company has failed to remedy such situation within 30 days after receipt of Employee’s written notice thereof, then in lieu of the severance payments, if any, otherwise payable to the Employee under Section 3 of the Agreement, Employee will be entitled to the following severance:

(a)                                  Two times Annual Base Salary payable in 24 monthly installments beginning on the first day following the six-month anniversary of the Employee’s termination date; plus a lump sum payment equal to the amount of any earned but unpaid bonus plus the average of the previous 3 years bonus payment, inclusive of deferred amounts, if any (or, if

Employee has not been employed for three years, the average of the bonus payments, inclusive of deferred amounts, during the Term of Employment), which lump sum shall be paid to Employee on the first day following the six-month anniversary of the Employee’s termination date. Notwithstanding the foregoing, the Board of Directors may authorize that portion of the foregoing payments under this paragraph 4(a) that qualify as a 409A Exempt Payment (as defined in section 3(a)(ii)) to be paid in a single lump sum to the Employee on the first payroll date following the Employee’s termination date; and the remaining Annual Base Salary amounts to be paid to the Employee in 24 equal installments beginning on the six-month anniversary of the Employee’s termination date and ending on the second anniversary of the Employee’s termination date, or until new employment begins, whichever occurs first; and the remaining bonus amount, if any, to be paid in a single lump sum on the six-month anniversary of the Employee’s termination date.  Salary continuation shall terminate if and when Employee begins new employment during the period of salary continuation.

(b)                                 Health and welfare benefits shall be fully paid by the Company and run concurrently with salary continuation (but if such continued health benefits are taxable to the Employee, then such continued health benefits shall continue only during the period during which the Employee would have been eligible to continue such coverage under the Company’s health plan in accordance with section 4980B of the Code (“COBRA”), had the Employee elected such coverage and paid the applicable premium), without any gap in coverage.

Upon the occurrence of a Change in Control, all stock options owned by Employee shall become fully vested and exercisable.  As a condition to receiving the payments described in clause (a) above, Employee shall be required to execute and deliver to the Company a general release in customary and agreed form, provided that if Employee fails to sign the release, Employee shall not be entitled to any severance payments or benefits under this Section 4; and provided further, if any severance payments or benefits are subject to Section 409A of the Code, Employee shall only be entitled to any such severance payments or benefits if such release has been executed, is effective and the applicable revocation period has expired no later than the date as of which such payment of the severance or benefits are otherwise to commence and if such requirements are not satisfied, Employee shall not be entitled to any such portion of the severance payments or benefits thereafter.

5.                                       Confidentiality, Non-Competition and Non-Solicitation.

(a)                                  The Company’s Business.  It is expressly agreed by the parties that the Company is engaged in the business of owning, managing and operating gaming and casino facilities in the states of Missouri, Mississippi, Iowa, Louisiana, Colorado, Florida, the United Kingdom and the Bahamas, is in the business of seeking new gaming properties in additional jurisdictions and is engaged in all aspects of such gaming and casino operations.  Employee desires to be employed by the Company and acknowledges and agrees that the Company would be adversely affected if Employee competes with the Company during, and subsequent to, Employee’s employment with the Company.

(b)                                 Trade Secrets and Confidential Information.  The Company and Employee acknowledge the existence of trade secrets and other confidential information as defined below (collectively referred to as “Confidential Information”), all of which are owned by the Company, regardless of whether such Confidential Information was conceived, originated, devised or supplemented by Employee, the Company, or any other person or entity.  Employee acknowledges that he will have access to Confidential Information during his employment with the Company.

Except as required by law, during the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Company, directly or indirectly disclose or disseminate to any other person, firm or organization, any Confidential Information other than on behalf of the Company.  The foregoing obligation shall not apply to any Confidential Information that shall have become known to competitors of the Company or to the public other than through an act or omission by Employee or that shall have been disclosed to the Employee by a person or entity unaffiliated with the Company who has legitimate possession thereof in its entirety and possesses the unrestricted right to make such disclosure.  Employee agrees to indemnify, defend and hold harmless the Company from and against any damages (including attorneys’ fees, court costs, investigative costs and amounts paid in settlement) suffered by the Company or any of its Affiliates arising out of the unauthorized disclosure or use of Confidential Information by Employee.

“Confidential Information” shall mean any data or information and documentation, whether in tangible form, electronic form or verbally disclosed, that is of material value to the Company and not known to the public or the Company’s competitors, and which the Company has kept confidential.  To the fullest extent consistent with the foregoing and as otherwise lawful, Confidential Information shall include, without limitation, the Company’s trade secrets, computer programs, sales techniques and reports, formulas, data processes, methods, articles of manufacture, machines, apparatus, designs, compositions of matter, products, improvements, inventions, discoveries, developmental or experimental work, corporate strategy, marketing techniques, pricing lists and data and other pricing information, business plans, ideas and opportunities, accounting and financial information including financial statements and projections, personnel records, specialized customer information, proprietary agreements with vendors, special products and services the Company may offer or provide to its customers/guests from time to time, pending acquisitions, negotiations and transactions, or the terms of existing proposed business arrangements.  Confidential Information shall also include all customer lists, accounts and specifications, and contacts of the Company, and shall further include work in progress, plans or any other matter belonging to or relating to the technical or business activities of the Company.

Employee, at the time of the effective date of the termination of the employment relationship with the Company, shall turn over to the Company all “Confidential Information” and any and all copies thereof in his possession regardless of who provided Employee with such information.  Should Employee be legally served with a lawfully issued subpoena expressly directing Employee to turn over the Company’s Confidential Information, Employee shall immediately, and certainly no later than five (5) days after notice, advise the Company in writing of the subpoena and also provide a copy of the subpoena to the Company, at its lawful address as stated in this Agreement, thereby providing the Company with adequate time to lawfully object to the disclosure of its Confidential Information.  Employee’s failure to immediately advise the Company of the subpoena shall subject Employee to any and all remedies afforded to the

Company, including, but not limited to, damages resulting to the Company for breach of contract.

Employee agrees that all such Confidential Information is, and shall remain, the sole and exclusive property of the Company and Employee further agrees that during and after the term of his employment with the Company, Employee will not publish, disclose, communicate or otherwise disseminate to any entity and/or person any Confidential Information.  Employee acknowledges and agrees that such Confidential Information is of critical importance to the Company and its business, and any unauthorized dissemination of such information would cause great harm to the Company, thereby entitling the Company to any and all rights and remedies as provided by law, and as specifically provided in Section 6 of this Agreement.

Employee hereby assigns and agrees to assign to the Company any invention, improvement, or discovery made by him, alone or jointly with others, during the term of his employment, including any period of authorized leave of absence, or as a result of his employment, and which in any way relates to, or may be useful in, the business of the Company, together with each patent that may be obtained thereon in any country.  Employee will promptly and fully disclose to the Company any such invention, improvement or discovery and, without further consideration, will upon request by the Company execute all proper papers for use in applying for, obtaining and maintaining any United States or foreign patent and all proper assignments thereof, at the Company’s expense and through its Patent Counsel.  Each such invention, improvement or discovery, whether or not patented, shall be the exclusive property of the Company.

(c)                                  Restrictions on Competition.  In exchange for consideration of employment, and in consideration for Employee receiving and being given access to confidential business information, including, but not limited to trade secrets, customer and supplier contacts and relationships, goodwill, loyalty and other information, and as a condition of employment of Employee by the Company, during the term of Employee’s employment with the Company, and for a period of one (1) year after the voluntary or involuntary termination of Employee’s employment with the Company for any reason whatsoever (other than the termination of Employee’s employment by the Company other than for “cause” as set forth in Section 3(a)(ii) above), Employee will (a) refrain from carrying on or engaging in the casino or gaming business (as defined in Section 5(a)), or, without the written consent of the Company (which shall not be unreasonably withheld), the hotel or restaurant business, in any case either directly or indirectly, either individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor (other than in less than 5% of any class of securities of any publicly traded company), lender, financial backer, director, officer, employee, agent, advisor, consultant or manager, or in any other capacity or manner whatsoever, (b) refrain from soliciting Employees of the Company, and (c) protect and maintain the confidentiality of trade secrets and any and all confidential and proprietary information.  Provisions (a) through (c) of this section apply to any gaming operation or gaming facility within a 75-mile radius of (A) any gaming operation or gaming facility owned (in whole or in part) by the Company or with respect to which the Company renders or proposes to render consulting or management services, in each case on the date hereof or on the date of termination of employment, or (B) any of the foregoing as to which the Company has taken any substantive step toward owning (in whole or in part) or managing such facility in the future.

(d)                                 Non-Solicitation of Employees.  In exchange for consideration of employment, and in consideration for Employee receiving and being given access to confidential business information, including, but not limited to trade secrets, customer and supplier contacts and relationships, goodwill, loyalty and other information, and as a condition of employment of Employee by the Company, during the term of Employee’s employment with the Company, Employee shall not, without the prior written consent of the Company, either directly or indirectly, either individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor (other than in less than 5% of any class of securities of any publicly traded company), lender, financial backer, director, officer, employee, agent, advisor, consultant or manager, or in any other capacity or manner whatsoever, solicit for hire, enter into any contract or other arrangement with, or interfere with, disrupt or attempt to interfere with or disrupt the Company’s relationships with, any person, who, as of the date of termination of Employee’s employment, is employed by the Company.  This provision will apply in the geographic areas covered in Section 5(c), and with respect to any sales office, regional office or the corporate headquarters of the Company, for one (1) year after the voluntary or involuntary termination of Employee’s employment with the Company for any reason.

(e)                                  Reasonable Terms.  Employee agrees that the geographic areas, duration and scope of activities outlined in this Agreement are reasonable under the circumstances.  Employee further agrees that such terms are no broader than necessary to protect the Company’s business and maintain the confidentiality of the Confidential Information.  Employee further agrees that the terms of this Agreement are not oppressive and will not impose an unreasonable burden or restraint on Employee.

6.                                       Miscellaneous.

(a)                                  Successors and Assigns.  This Agreement is binding on and inures to the benefit of the Company’s successors and assigns.  The Company may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business (subject to the provisions of Section 4).  This Agreement may not be assigned by Employee.

(b)                                 Modification, Waivers.  This Agreement may be modified or amended only by a writing signed by an authorized representative of the Company, and Employee.  The Company’s failure, or delay in exercising any right, or partial exercise of any right, will not waive any provision of this Agreement or preclude the Company from otherwise or further exercising any rights or remedies hereunder, or any other rights or remedies granted by any law or any related document.

(c)                                  Governing Law, Arbitration.  The laws of Missouri will govern the validity, construction, and performance of this Agreement without regard to the location of execution or performance of this Agreement.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both the Company and Employee hereby consent to this binding arbitration provision.

(d)                                 Remedies.  Employee expressly acknowledges and the parties recognize that the restrictions contained herein are reasonable and necessary to protect the business and interests of the Company, and that any violation of these restrictions will cause substantial irreparable injury and damage to the Company, and the extent of such damage would be difficult if not impossible to calculate.  Accordingly, the parties to this Agreement expressly agree that (i) if Employee breaches any provision of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and monetary damages may not afford an adequate remedy, and (ii) if Employee is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, including, but not limited to, restraining orders and preliminary and permanent injunctions, to enforce the provisions of this Agreement, particularly those provisions governing noncompetition, nonsolicitation and confidentiality, contained in this Agreement, as well as to prevent or restrain a breach of any provisions of this Agreement.  The parties expressly agree that the Company has these specific and express rights to injunctive relief without posting any bond that might be requested or required, and without the necessity of proving irreparable injury, and that Employee expressly agrees not to claim in any such equitable proceedings that a remedy at law is available to the Company.  The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any provision hereof.  The parties to this Agreement also expressly agree that the Company is entitled to recover any and all damages for any losses sustained, and rights of which it has been deprived, as well as any damages allowed by law.

(e)                                  If any proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.  All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

(f)                                    Captions.  The headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

(g)                                 Severability.  To the extent any provision of this Agreement shall be invalid or enforceable with respect to Employee, it shall be considered deleted herefrom with respect to Employee and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law with respect to Employee, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered with respect to Employee.  Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

(h)                                 Entire Agreement.  This Agreement contains the entire agreement and understanding by and between the Company and Employee, and supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein, including without limitation, any policy of personnel manuals of the Company to the extent any provisions herein are inconsistent therewith.  No change to this Agreement shall be valid or binding unless it is in writing and signed by the parties.

(i)                                     Indemnification.  The Company shall indemnify Employee and hold Employee harmless to the full extent permitted by Section 145 of the Delaware General Corporation Law from and against any and all claims, liabilities and losses he may suffer arising in connection with his employment as an officer of the Company as set forth herein, subject to the exceptions set forth in the Delaware General Corporation Law.  The agreement of the Company set forth in this Section 6(i) shall survive the termination of this Agreement.

(j)                                     Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be deemed delivered upon hand delivery or upon mailing (postage prepaid and by registered or certified mail) to the following address:

If to the Company, to:

Isle of Capri Casinos, Inc.
600 Emerson Road
Suite 300
St. Louis, MO 63141

Attention:  President and CEO

With a copy to:

Paul Theiss
Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL  60606

If to the Employee, to:

Edmund L. Quatmann, Jr.
c/o Isle of Capri Casinos, Inc.

600 Emerson Road
Suite 300
St. Louis, MO 63141

With a copy to:

The most recent home address in the Company’s files for Edmund L. Quatmann, Jr.

These addresses may be changed at any time by like notice.

(k)                                  Independent Review and Advice.  Employee represents and warrants that Employee has carefully read this Agreement; that Employee executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to each other; that Employee has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Employee is entering into this Agreement of the Employee’s own free will.  Employee expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed in a manner appropriate for such party as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ James B. Perry

EMPLOYEE

/s/ Edmund L Quatmann Jr
EDMUND L. QUATMANN, JR.